EXHIBIT 2.2

                                OPTION AGREEMENT

         This Option Agreement (the "Agreement") is entered into as of August 17, 1998, by and between Westco Bancorp, Inc., a Delaware corporation ("Bancorp"), and MAF Bancorp, Inc., a Delaware corporation ("MAF").

         WHEREAS, MAF and Bancorp have entered into an Agreement and Plan of Reorganization dated as of August 17, 1998 (the "Merger Agreement") providing, among other things, for the merger ("Merger") of Bancorp with and into MAF, with MAF as the surviving corporation;

         WHEREAS, in connection with the Merger, each share of outstanding common stock of Bancorp, par value $0.01 per share ("Bancorp Common Stock"), would be converted into the right to receive 1.395 shares of common stock of MAF, par value $0.01 per share ("Merger Consideration");

         WHEREAS, MAF has expressly indicated to Bancorp that it would be unwilling to enter into the Merger Agreement and consummate the transactions contemplated thereby without the benefit of this Option Agreement; and

         WHEREAS, in order to encourage MAF to proceed with the Merger and to prepare required federal and state applications for approvals and filings from the Applicable Governmental Authorities and to incur substantial expense in connection therewith, Bancorp has determined that it is in its best interests to grant to MAF an option to purchase additional shares of its authorized but unissued Bancorp Common Stock. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

         NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, Bancorp and MAF agree as follows:

         1. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Bancorp hereby grants to MAF an option (the "Option") to purchase up to 617,685 fully paid and nonassessable shares (the "Option Shares") of Bancorp Common Stock at a purchase price of $26.35 per share (such price, as adjusted if applicable, the "Purchase Price"). Notwithstanding anything contained herein or in the Merger Agreement to the contrary, the amount that MAF (including any successor-in-interest, affiliate or transferee) shall be entitled to receive, whether as (a) consideration for the Option Shares or the Option (including, without limitation, any payments in the form of Repurchase Consideration) from any Person, including Bancorp (whether in a single transaction or a series of transactions), less any Purchase Price actually paid by MAF, or (b) costs, fees and expenses or other reimbursement amounts paid to MAF pursuant to Section 7.2 of the Merger Agreement shall not exceed $4,000,000 in the aggregate (the "Limit"). In the event that MAF receives or is entitled to receive consideration and/or payments described in (a) and (b) above in excess of the Limit, such excess amount shall be deemed to be held in constructive trust by MAF for the benefit of Bancorp and shall be immediately paid by MAF to Bancorp at the time and in the form such amount is received by MAF. Each certificate evidencing Option Shares issued to MAF upon exercise of the Option shall bear a legend in form and substance acceptable to Bancorp to the effect that such shares are subject to the foregoing restrictions. The foregoing restrictions with


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respect to the Limit shall expire and be of no further force and effect on the day after the second anniversary of the occurrence of a Triggering Event (as defined below).

         2. EXERCISE OF OPTION.

                  (a) The Option may be exercised in whole or in part prior to the termination of this Agreement and after the occurrence of a Triggering Event, as defined in Section 4 hereof. In the event that MAF desires to exercise the Option at any time, MAF shall notify Bancorp as to the number of shares of Common Stock it wishes to purchase and a place and date, not less than 2 business days nor more than 10 business days after the date such notice is given (the "Closing Date"), for the closing of such purchase; provided, however, that notwithstanding the establishment of such Closing Date, the consummation of the exercise of the Option may take place only after all regulatory or supervisory agency approvals required by any applicable law, rule or regulation shall have been obtained and each such approval shall have become final. Bancorp shall fully cooperate with MAF in the filing of the required notice or application for approval and the obtaining of any such approval.

                  (b) On the Closing Date, MAF shall (i) pay to Bancorp, in immediately available funds by wire transfer to a bank account designated by Bancorp, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on the Closing Date, and
         (ii) present and surrender this Agreement to Bancorp at the address of Bancorp specified in Section 11(f) hereof.

                  (c) On the Closing Date, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 2(b) above, (i) Bancorp shall deliver to MAF a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and, if the Option is exercised in part only, an executed agreement with the same terms as this Agreement evidencing the right to purchase the balance of the Option Shares hereunder, and (ii) MAF shall deliver to Bancorp a letter agreeing that MAF shall not offer to sell or otherwise dispose of the Option Shares in violation of the provisions of this Agreement.

                  (d) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

         THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, STATE SECURITIES LAWS AND PURSUANT TO THE TERMS OF AN OPTION AGREEMENT DATED AS OF AUGUST 17, 1998. A COPY OF SUCH OPTION AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY WESTCO BANCORP, INC. OF A WRITTEN REQUEST THEREFOR.

         The above legend shall be removed by delivery of substitute certificate(s) without the legend if MAF shall deliver to Bancorp a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel in form and substance reasonably satisfactory to Bancorp and its counsel,


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         to the effect that the legend is not required for purposes of the
         Securities Act of 1933, as amended (the "1933 Act").

                  (e) Upon the giving of written notice of exercise by MAF to Bancorp and the tender of the applicable purchase price in immediately available funds, MAF shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Bancorp shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to MAF. Bancorp shall pay all expenses, and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of MAF or its assignee, transferee or designee.

         3. TERMINATION OF OPTION. The Option shall terminate and be of no further force and effect upon the earliest to occur of: (i) the Effective Time (as defined in the Merger Agreement), (ii) twenty-four (24) months after the occurrence of a Triggering Event (as defined below), (iii) valid termination of the Merger Agreement by Bancorp pursuant to Section 7.1(d) of the Merger Agreement, (iv) termination of the Merger Agreement by MAF pursuant to Section 7.1(g) of the Merger Agreement, (v) termination of the Merger Agreement pursuant to Section 7.1(a) of the Merger Agreement, or (vi) twelve (12) months after the termination of the Merger Agreement for any other reason.

         4. CONDITIONS TO EXERCISE. MAF may exercise the Option, in whole or in part, at any time prior to its termination following the occurrence of a Triggering Event. The term "Triggering Event" shall mean the occurrence of any of the following events:

                  (a) if the Board of Directors of Bancorp shall withdraw its support of the Merger by resolution or by authorization of specific action inconsistent with consummation of the Merger, or if it fails to recommend approval of the Merger;

                  (b) a Person (as defined by Section 13(d)(3)(e) of the 1933
         Act), other than MAF or an affiliate of MAF:

                           (i) acquires beneficial ownership (as such term is
                  defined in Rule 13d-3 as promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) of ten percent (10%) or more of the then outstanding Common Stock of Bancorp or securities representing, or the right or option to acquire beneficial ownership of, or to vote securities representing, ten percent (10%) or more of the then outstanding Common Stock of Bancorp, and after the occurrence of such acquisition the Board of Directors of Bancorp (A) recommends such acquisition to its stockholders for acceptance, (B) fails to undertake such acts as MAF reasonably requests to oppose such acquisition (provided that in so doing Bancorp does not incur significant legal expense), or (C) fails to recommend or withdraws its approval of the Merger Agreement to the stockholders of Bancorp;

                           (ii) enters into an agreement with Bancorp pursuant
                  to which such Person or any affiliate of such Person would (A) merge or consolidate, or enter into any


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                  similar transaction, with Bancorp or (B) acquire all or
                  substantially all of the assets of Bancorp; or

                           (iii) makes a bona fide proposal (a "Proposal") for
                  any merger, consolidation or acquisition of all or substantially all the assets of Bancorp or other business combination involving Bancorp, and thereafter, but before such Proposal has been Publicly Withdrawn (defined below), Bancorp willfully commits any material breach of any covenant of the Merger Agreement and such breach (A) would entitle MAF to terminate the Merger Agreement without regard to the cure periods provided for therein, (B) is not cured and (C) would materially interfere with Bancorp's ability to consummate the Merger or materially reduce the value of the transaction to MAF.

The phrase "Publicly Withdrawn" for purposes of clause (iii) above shall mean an unconditional bona fide withdrawal of the Proposal or a formal rejection of such Proposal by Bancorp in writing. Bancorp shall notify MAF promptly in writing of the occurrence of any of the events set forth in paragraphs (b)(i), (ii), or
(iii) above, it being understood that the giving of such notice by Bancorp shall not be a condition to the right of MAF to transfer or exercise the Option.

         5. REPRESENTATIONS AND WARRANTIES OF BANCORP. Bancorp hereby represents and warrants to MAF as follows:

                  (a) Bancorp has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein (including, without limitation, the approval of OTS, if necessary), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Bancorp. This Agreement has been duly executed and delivered by Bancorp.

                  (b) Bancorp has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver the Option Shares upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Common Stock necessary for MAF to exercise the Option, and Bancorp will take all necessary corporate action to authorize and reserve for issuance all additional shares of Common Stock or other securities which may be issued upon exercise of the Option. The Option Shares, including all additional shares of Bancorp Common Stock or other securities which may be issuable pursuant to Section 7 hereof, upon issuance pursuant hereto and payment therefor, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Bancorp.

                  (c) The execution, delivery and performance of this Agreement does not or will not, and the consummation by Bancorp of any of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, its certificate of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of, or a default under, any agreement, lease, contract, note,


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         mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license to which it or any of its subsidiaries is subject, that would, in any case referred to in this clause (ii), give any other person the ability to prevent or enjoin Bancorp's performance under this Agreement.

                  (d) Bancorp agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Bancorp except pursuant to the Merger; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Home Owners' Loan Act, as amended, or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the OTS or to any federal or state regulatory authority is necessary before the Option may be exercised, cooperating fully with MAF in preparing such applications or notices and providing such information to the OTS or such federal or state regulatory authority as it may require) in order to permit MAF to exercise the Option and Bancorp duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of MAF against dilution on or prior to the Closing Date.

         6. REPRESENTATIONS AND WARRANTIES OF MAF. MAF hereby represents and warrants to Bancorp that:

                  (a) MAF has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by MAF.

                  (b) The Option is not being, and any Option Shares or other securities acquired by MAF upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act, as amended.

         7. ADJUSTMENT UPON CHANGES IN CAPITALIZATION; REPURCHASE OF OPTION.

                  (a) In the event of any change in Bancorp Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that MAF shall receive, upon exercise of


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         the Option, the number and class of shares or other securities or property that MAF would have received in respect of Bancorp Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Bancorp Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this
         Section 7(a)), the number of shares of Bancorp Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Bancorp Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Bancorp Common Stock then issued and outstanding, after giving effect to any shares subject to or issued pursuant to the Option.

                  (b) If a Triggering Event described in Section 4(b) shall occur and the transaction that is the subject of such Triggering Event is consummated, or if any Person other than MAF or an Affiliate of MAF acquires beneficial ownership of 50% or more of the then outstanding shares of Bancorp Common Stock, Bancorp, if requested by MAF, shall pay to MAF, in lieu of delivery of the Option Shares, an amount in cash equal to the Spread multiplied by the total number of Option Shares for which the Option is exercisable (such aggregate amount is referred to as the "Repurchase Consideration"). As used herein, "Spread" shall mean the excess, if any, over the Purchase Price (as defined in Section 1) of the higher of (i) highest closing price per share of Bancorp Common Stock as reported on The Nasdaq Stock Market ("NASDAQ") within six months immediately preceding the date that MAF requests cash in lieu of shares pursuant to this Section (the "Request Date"), (ii) the price per share of Common Stock at which a tender offer or an exchange offer therefor has been made, (iii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Bancorp, or (iv) in the event of a sale of all or a substantial portion of Bancorp's assets the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Bancorp determined by a nationally recognized investment banking firm mutually selected by MAF, on the one hand, and Bancorp, on the other, divided by the number of shares of Common Stock of Bancorp outstanding at the time of such sale. In determining the Repurchase Consideration, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm mutually selected by MAF, on the one hand, and Bancorp on the other.

                  (c) Upon exercise of its right to receive cash pursuant to this Section, any and all obligations of MAF to make payment pursuant to Section 2(b) and all obligations of Bancorp to deliver a certificate or certificates representing shares of Common Stock pursuant to Section 2(b) shall be terminated. If MAF exercises its rights under this
         Section 7, Bancorp shall, within 10 business days after the Request Date, pay the Repurchase Consideration to MAF in immediately available funds, and MAF shall surrender to Bancorp the Option. Notwithstanding the foregoing, to the extent that prior notification to or approval of the OTS or other regulatory authority is required in connection with the payment of all or any portion of the Repurchase Consideration, MAF shall have the ongoing option to revoke its request for repurchase pursuant to Section 7(b) or to require that Bancorp deliver from time to time that portion of the Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and Bancorp shall cooperate with MAF in the filing of any such notice or application and the obtaining of any such approval). If the OTS or any other regulatory authority disapproves of any part of Bancorp's proposed repurchase pursuant to Section 7(b), Bancorp


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         shall promptly give notice of such fact to MAF and MAF shall have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date.

         8. REGISTRATION RIGHTS.

                  (a) Upon the occurrence of a Triggering Event Bancorp shall, at the request of MAF delivered at the time of and together with a written notice of exercise in accordance with Section 2 hereof and promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued or issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and to remain effective for up to 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary in order to permit the sale or other disposition of any shares of Bancorp Common Stock issued upon total or partial exercise of this Option in accordance with any plan of disposition requested by MAF. MAF will provide such information as may be necessary for Bancorp's preparation of such a registration statement, and any such information will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact nor will such information omit to state any material facts with respect to MAF or its intended plan of disposition of Option Shares. The foregoing notwithstanding, if, at the time of any request by MAF for registration of Option Shares as provided above, Bancorp is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith reasonable judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of MAF's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Bancorp, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced ("Underwriter Reduction"); provided, however, that after any such required reduction, the number of Option Shares to be included in such offering for the account of MAF shall constitute at least 50% of the total number of shares to be sold by MAF and Bancorp in the aggregate; provided, further, however, that if such reduction occurs, then Bancorp shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. If requested by MAF in connection with such registration, Bancorp shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Bancorp.

                  (b) If after the occurrence of a Triggering Event, Bancorp effects a registration under the 1933 Act of Bancorp Common Stock for its own account or for any other stockholders of Bancorp (other than on Form S-4 or Form S-8, or any successor forms or any form with respect to a dividend reinvestment or similar plan), it shall allow MAF the right to participate in such registration, and such participation shall not affect the obligation of Bancorp to effect a registration statement for MAF under Section 8(a) above; provided, however, that if the circumstances give rise to an Underwriter Reduction as provided in 8(a) above then the procedure set forth in Section 8(a) governing the number of Option Shares to be included in such registration shall apply.


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                  (c) In connection with any registration pursuant to this
         Section 8, Bancorp and MAF shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration. Any registration statement prepared and filed under this Section 8 and any sale covered thereby shall be at Bancorp's expense except for underwriting discounts or commissions, brokers' fees, taxes and the fees and disbursements of MAF's counsel related thereto.

         9. SUBSTITUTE OPTION.

                  (a) In the event that prior to the termination of the Option, Bancorp shall enter into an agreement (i) to consolidate with or merge into any person, other than MAF or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than MAF or one of its subsidiaries, to merge into Bancorp and Bancorp shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than MAF or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of MAF, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

                  (b) The following terms have the meanings indicated:

                           (1) "Acquiring Corporation" shall mean (i) the
                  continuing or surviving corporation of a consolidation or merger with Bancorp (if other than Bancorp), (ii) Bancorp in a merger in which Bancorp is the continuing or surviving person, and (iii) the transferee of all or substantially all of Bancorp's assets.

                           (2) "Substitute Common Stock" shall mean the shares
                  of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or other persons similarly responsible for direction of the business and affairs) of the issuer of the Substitute Option.

                           (3) "Assigned Value" shall mean the highest of (i)
                  the price per share of common stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of common stock to be paid by any third party pursuant to an agreement with Bancorp, or (iii) in the event of a sale of all or substantially all of Bancorp's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Bancorp as determined by a nationally recognized investment banking firm selected by MAF divided by the


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                  number of shares of Common Stock of Bancorp outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by MAF.

                           (4) "Average Price" shall mean the average closing
                  price of a share of the Substitute Common Stock for the six months immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, however, that if Bancorp is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Bancorp or by any company which controls or is controlled by such person, as MAF may elect.

                  (c) The Substitute Option shall have the same terms and conditions as the Option, provided, that if any term or condition of the Substitute Option cannot, for legal reasons, be the same as the Option, such term or condition shall be as similar as possible and in no event less advantageous to MAF. The issuer of the Substitute Option shall also enter into an agreement with MAF in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

                  (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to (i) the product of
         (A) the Assigned Value and (B) the number of shares of Common Stock for which the Option is then exercisable, divided by (ii) the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

                  (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option.

                  (f) Bancorp shall not enter into any transaction described in subsection (a) of this Section 9 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Bancorp hereunder.

         10. LISTING. If Bancorp Common Stock to be acquired upon exercise of the Option is then authorized for listing on the NASDAQ or on any other national securities exchange or automated quotation system, Bancorp will promptly file an application to authorize for listing the shares of Bancorp Common Stock to be acquired upon exercise of the Option on the NASDAQ or such other securities exchange or quotation system and will use its best efforts to obtain approval of such listing as soon as practicable.


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         11. MISCELLANEOUS.

                  (a) Expenses. Except as otherwise provided in Section 8, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                  (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (c) Entire Agreement; No Third-Party Beneficiary; Severability. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit MAF to acquire, or does not require Bancorp to repurchase, the full number of shares of Bancorp Common Stock as provided herein, it is the express intention of Bancorp to allow MAF to acquire or to require Bancorp to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

                  (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules.

                  (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to MAF, addressed to:

                  MAF Bancorp, Inc.
                  55th & Holmes
                  Clarendon Hills, Illinois 60514
                  Telecopy: (630) 325-0407
                  Attention: Mr. Allen H. Koranda


                                       10
         with a copy to:

                  Vedder, Price, Kaufman & Kammholz
                  222 North LaSalle Street
                  Chicago, Illinois 60601-1003
                  Telecopy:  (312) 609-5005
                  Attention:  Jennifer R. Evans, Esq.
                              Daniel C. McKay II, Esq.

         If to Bancorp, addressed to:

                  Westco Bancorp, Inc.
                  2121 South Mannheim Road
                  Westchester, Illinois  60154
                  Telecopy:  (708) 865-1135
                  Attention:  David C. Burba, President

         with a copy to:

                  Muldoon, Murphy & Faucette
                  5101 Wisconsin Avenue, N.W.
                  Washington, D.C.  20016
                  Attention:  Lori M. Beresford, Esq.
                  Telephone Number:  (202) 362-0840
                  Facsimile Number:  (202) 966-9409.

         or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

                  (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

                  (h) Assignment. TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN PROVISIONS CONTAINED HEREIN AND TO RESALE RESTRICTIONS UNDER THE SECURITIES ACT OF 1933, AS AMENDED. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that MAF may assign this Agreement to a wholly owned subsidiary of MAF. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

                  (i) Further Assurances. In the event of any exercise of the Option by MAF, Bancorp and MAF shall execute and deliver all other documents and instruments and take


                                       11
         all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

                  (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.


                                        12

         IN WITNESS WHEREOF, Bancorp and MAF have caused this Option Agreement to be signed by their respective officers, all as of the day and year first written above.


                                       MAF Bancorp, Inc.

                                       By:       /s/ ALLEN H. KORANDA
                                          --------------------------------------
                                       Its: Chairman and Chief Executive Officer
/s/       CAROLYN PIHERA
----------------------------------
            Secretary

                                       Westco Bancorp, Inc.

                                       By:       /s/ DAVID C. BURBA
                                          --------------------------------------
                                       Its: President

/s/       MARY S. SUFFI
----------------------------------
            Secretary


                                        13


                                  Page 88 of 91